Exhibit 99.1

CONTACT:

GTC Biotherapeutics, Inc.

Thomas E. Newberry

Vice President, Corporate Communications

(508) 370-5374 or tom.newberry@gtc-bio.com

GTC BIOTHERAPEUTICS REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS

FRAMINGHAM, MA – November 3, 2008 — GTC Biotherapeutics, Inc.’s (“GTC”, Nasdaq: GTCB) total net loss for the third quarter ended September 28, 2008 was $6.1 million, or $0.06 per share, compared with $8.4 million, or $0.11 per share, in the third quarter of 2007. The total net loss for the first nine months of 2008 was $16.5 million, or $0.17 per share, compared to $26.5 million, or $0.34 per share, for the first nine months of 2007.

“GTC has made great strides this quarter by completing the Biologics License Application, or BLA, for ATryn® and obtaining Priority Review designation in the United States,” stated Geoffrey F. Cox, Ph.D., GTC’s Chairman and Chief Executive Officer. “We recently entered into a partnership with OVATION Pharmaceuticals for the commercialization and development of ATryn® in the US. We are also taking action to transfer the ATryn® program from LEO Pharma to LFB Biotechnologies, already an important strategic partner of ours, to provide a positive impetus to commercial and clinical development of ATryn in Europe and the Middle East. These activities are all buttressed by today’s announcement of LFB’s commitment to lend us financial support, which provides the runway for us to meet significant milestones in the development of ATryn® in the US.”

ATryn® Commercial and Clinical Progress

ATryn® is GTC’s recombinant form of human antithrombin, a plasma protein with anticoagulant and anti-inflammatory properties. The collaboration agreement with OVATION Pharmaceuticals, Inc. includes $257 million in potential payments to GTC for meeting clinical, regulatory, and sales milestones, including a $3 million payment from OVATION to GTC that was made at the closing, $2 million in payments made for regulatory milestones in 2008, and up to an additional $4 million in milestone payments through a successful approval of ATryn® in 2009 for the hereditary antithrombin deficiency, or HD, indication. GTC has completed the BLA for ATryn® to be reviewed for this indication by the US Food and Drug Administration, or FDA. The FDA has accepted the filing, granting GTC’s request for Priority Review and assigning an action date of February 7, 2009 with an advisory panel planned for January 2009. The FDA previously designated ATryn® as an Orphan Drug.

GTC has entered into negotiations for the transition of the program for the commercialization and clinical development of ATryn® for Europe and the Middle East from LEO Pharma to LFB. This follows an internal strategic review and reprioritization by LEO. LEO has confirmed that there are no safety or efficacy issues with the ATryn® product either commercially or in the Phase II clinical study for the potential treatment of disseminated intravascular coagulation, or DIC, associated with severe sepsis.

LFB, currently a 20% shareholder in GTC, has expressed a significant interest in commercializing ATryn® in Europe and the Middle East for its existing indications. LFB is also interested in continuing the development of ATryn® in the ongoing Phase II DIC study and for other clinical indications. Further patients are not being recruited into the Phase II study until completion of the transition to LFB. LFB has additional strategic commercialization and development programs with GTC in recombinant plasma proteins, including factor VIIa, factor IX and alpha-1 antitrypsin, and also an anti-CD20 monoclonal antibody.

Cash Position

Cash and marketable securities at September 28, 2008 totaled $8.8 million, a $7 million decrease compared to $15.8 million at December 30, 2007. GTC recently signed an agreement with LFB for $15 million of convertible debt financing. The convertible debt, which matures on June 30, 2012, will be subordinated to the current term debt with GE Capital, and will become convertible into GTC common stock at LFB’s option if the debt is not repaid by June 1, 2009. As a condition of the financing, $4 million of the proceeds will be placed in escrow to secure the existing debt to GE Capital. The financing, which is subject to approval by GTC shareholders, consent by GE Capital and other closing conditions, is scheduled to close in mid-December 2008. We expect net proceeds after transaction costs and the escrow amount to be approximately $10 million. With successful completion of the $15 million financing from LFB, GTC projects that its cash resources will be sufficient to support its operations into the second quarter of 2009.

Other Financial Results

Revenues were approximately $2.9 million for the current quarter, a $300,000 increase from approximately $2.6 million in the third quarter 2007. The revenues in the third quarter 2008 were primarily from the program with PharmAthene for the services provided for their Protexia® product and from the completion of the production program for Merrimack Pharmaceuticals for their MM-093 product. Third quarter revenues in 2007 were primarily from the services provided to PharmAthene and Merrimack. Revenues for the first nine months of 2008 totaled $15.6 million, a $4.8 million increase compared to the $10.8 million in the first nine months of 2007. The increase in revenues for the nine-month results were primarily due to the sale of ATryn® product to LEO as well as revenue derived from the PharmAthene program.

Costs of revenue and operating expenses were $8.8 million in the current quarter, a 19% decrease from the $10.9 million in the third quarter 2007. Costs of revenue and operating expenses were $31.5 million in the first nine months of 2008, a 16% decrease from the $37.6 million in the first nine months of 2007. The decrease in the quarter and nine month costs were primarily due to lower costs in the ATryn® program and funding provided by LFB to offset GTC’s costs in the joint venture collaboration programs. These lower costs were partially offset by the increased activity to support the PharmAthene program. The decrease in expenses for the ATryn® program is primarily due to the higher costs in 2007 from the write-off of inventory that was rendered unusable as a result of a fill/finish process at a US-based contractor.

The per share results were affected by an increase in the weighted average number of shares outstanding from 78 million shares in the third quarter 2007 to 102.9 million shares in the third quarter 2008. The weighted average number of shares outstanding increased from 77.8 million shares in the first nine months of 2007 to 96.6 million shares in the first nine months of 2008. The increases in the weighted average shares outstanding primarily reflect the issuance of shares of common stock in a registered direct offering in February 2008 and the conversion from preferred stock to common stock by LFB in March 2008. GTC had approximately 102.9 million common shares outstanding as of September 28, 2008.

NASDAQ Staff has informed GTC that the date for meeting compliance with the minimum $1.00 bid price requirement for continued listing has been extended to April 20, 2009. This extension conforms to NASDAQ’s recently instituted policy to suspend action on the minimum bid price and market value rules between October 16, 2008 and January 16, 2009. GTC can regain compliance, either during the suspension or during the compliance period resuming after the suspension, by achieving a $1 closing bid price for a minimum of 10 consecutive trading days.

Conference Call Information

GTC Biotherapeutics will discuss these results and its business outlook in a web cast conference call at 10:00 a.m. (Eastern) today. The dial-in number from inside the United States is 1-888-679-8040. The dial-in number from outside the United States is 1-617-213-4851. The participant passcode is 58029637. The webcast may be found at www.gtc-bio.com.

About GTC Biotherapeutics, Inc.

GTC Biotherapeutics develops, supplies, and commercializes therapeutic proteins produced through transgenic animal technology. ATryn®, GTC’s recombinant human antithrombin, has been approved for use in Europe and has begun the Biologics License Application review process in the United States. In addition to ATryn®, GTC is developing a portfolio of recombinant human plasma proteins with known therapeutic properties. These proteins include recombinant forms of human coagulation factor VIIa, factor VIII, factor IX, and alpha-1 antitrypsin. GTC also has a mononclonal antibody portfolio focused on follow-on biologics, including a CD20 monoclonal antibody. GTC’s intellectual property includes a patent in the United States through 2021 for the production of any therapeutic protein in the milk of any transgenic mammal. GTC’s transgenic production platform is particularly well suited to enabling cost effective development of proteins that are difficult to express in traditional recombinant production systems as well as proteins that are required in large volumes. Additional information is available on the GTC web site, http://www.gtc-bio.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the contemplated transition of the ATryn® program from LEO to LFB for Europe and the Middle East, the completion of the $15 million financing from LFB, the timing and prospects for approval of ATryn® in the US, and projected levels of cash and cash use. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K and its other periodic reports as filed with the Securities and Exchange Commission, including the uncertainties associated with conducting clinical studies, the risks and uncertainties associated with dependence upon the actions of partners and regulatory agencies, and the uncertainty that GTC will be able to obtain additional revenues and financial resources, including through continuing and new external programs and marketing and strategic partners for some of its internal programs and additional equity financings. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.

GTC BIOTHERAPEUTICS, INC.

Selected Financial Information

(Unaudited, in thousands except per share amounts)

	Three months ended		Nine months ended
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007
Revenue	$2,929	$2,576	$15,613	$10,844

Costs of revenue and operating expenses:
Cost of revenue	1,123	1,418	8,042	9,706
Research and development	5,326	7,091	15,722	20,244
Selling, general and administrative	2,311	2,347	7,702	7,609

	8,760	10,856	31,466	37,559

Loss from operations	$(5,831)	$(8,280)	$(15,853)	$(26,715)
Other income (expense):	(229)	(108)	(643)	226

Net Loss	$(6,060)	$(8,388)	$(16,496)	$(26,489)

Net loss per common share (basic and diluted)	$(0.06)	$(0.11)	$(0.17)	$(0.34)

Weighted average number of shares outstanding (basic and diluted)	102,855	77,968	96,633	77,774

	September 28, 2008	December 30, 2007
Cash and marketable securities	$8,770	$15,765
Other current assets	1,891	1,214
Property and equipment, (net)	13,759	14,449
Other assets	8,587	9,285

Total assets	$33,007	$40,713

Current liabilities	$17,141	$15,652
Short-term deferred contract revenue	1,202	3,067
Long-term deferred contract revenue	7,744	4,433
Long-term debt	7,547	9,517
Other liabilities	20	20
Stockholders' equity	(647)	8,024

Total liabilities and stockholders' equity	$33,007	$40,713